COACHMEN INDUSTRIES, INC.

423 North Main St. • P.O. Box 30 • Middlebury, Indiana 46540 • 574/825-5821 • Fax 574/825-8141

NEWS RELEASE

For immediate release Wednesday, March 26, 2008

COACHMEN INDUSTRIES TO PRODUCE ADA COMPLIANT LOW FLOOR TRANSIT BUSES FOR ARBOC MOBILITY LLC

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced that it has entered into an agreement to produce ADA compliant low floor accessible buses for ARBOC Mobility LLC., a marketer of specialized transit and shuttle buses designed for users with mobility challenges.  This bus incorporates patent pending technologies provided by ARBOC Mobility.

Coachmen’s Recreational Vehicle Group will produce ARBOC Mobility’s “Spirit of Mobility” specialized transit and shuttle buses at its production facilities in Middlebury, Indiana.  ARBOC Mobility will sell the buses through bus dealerships throughout the United States and Canada.  The vehicles are specially designed with a low-floor, “kneeling” air suspension chassis and ramp system.  These features allow easy access for all passengers, including those in wheel chairs to enter and exit through the same entrance, without the need for a complex lift system.  The easy access features also make it ideal for passengers pulling luggage or pushing children in strollers.  The bus will be produced at a cost that is less than competing low floor products, while fully endorsing the spirit of the Americans with Disabilities Act.  The accessible transit and shuttle buses are designed for use in airports, hotels, retirement communities, assisted living centers, resorts and other venues where short haul transportation and accessibility are required.

The buses will be produced in four different lengths in both gasoline and diesel power trains, accommodating 12 to 25 passengers.  The first unit is scheduled off the dedicated assembly line by late-March, 2008 and Coachmen Industries expects sales of this unit to begin in the second quarter.

 “We are excited to begin producing this unique, accessible bus for ARBOC Mobility,” stated Richard M. Lavers, President and CEO of Coachmen Industries.  “Our relationship with ARBOC will allow us to expand our business into new market segments where we can profitably leverage

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Dedicated to the Enrichment of Your Life

Coachmen Industries Enters Agreement to Produce Accessible Transit Buses for ARBOC Mobility.

March 26, 2008

our core engineering and manufacturing capabilities.  With limited initial investment, we have been able to utilize vacant production facilities to transform them into revenue and profit enhancing assets.”

ARBOC Mobility was established by Jim Bartel to respond to the demands of the small- to mid-size shuttle bus and para-transit market.  Bartel is an accomplished vehicle engineer with more than 40 years experience, who has received eight patents throughout his career with an additional five patents currently in process.  During his career, Bartel has worked on a variety of development projects for the “Big Three” U.S. automakers and has developed several niche product applications for passenger cars and light trucks in alternative fuels and personal mobility for the physically challenged.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH®, ADRENALINE™ and VIKING®.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Company to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, dependence on significant customers within certain product types, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, current litigation relating to and Congressional inquiry surrounding the Company’s use of components containing formaldehyde in its products, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Jeffery A. Tryka, CFA

     Director of Planning and Investor Relations

     Coachmen Industries, Inc.

     574-825-5821

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